Exhibit 99(d)(2)

Schedule A

Dated October 5, 2017, as last revised March 22, 2019

to the

Investment Advisory Agreement dated October 5, 2017

by and between KraneShares Trust and Krane Funds Advisors, LLC

Fund Name	Effective Date	Advisory Fee
KraneShares CICC China Leaders 100 Index ETF (Formerly KraneShares Zacks New China ETF which formerly KraneShares CSI New China ETF which was formerly KraneShares CSI China Five Year Plan ETF)	10/5/2017	0.68%
KraneShares CSI China Internet ETF	10/5/2017	0.68%
KraneShares Bosera MSCI China A Share ETF	10/5/2017	0.78%
KraneShares E Fund China Commercial Paper ETF	10/5/2017	0.68%
KraneShares MSCI All China Index ETF (formerly, KraneShares FTSE Emerging Markets Plus ETF)	10/5/2017	0.68%
KraneShares MSCI China Environment Index ETF	10/13/2017	0.78%
KraneShares Emerging Markets Consumer Technology Index ETF	10/12/2017	0.78%
KraneShares MSCI One Belt One Road Index ETF	10/5/2017	0.78%
KraneShares E Fund Bloomberg Barclays China Aggregate Bond Inclusion Index ETF		0.68%
KraneShares CCBS China Corporate High Yield Bond USD Index ETF	6/27/2018	0.68%
KraneShares MSCI All China Consumer Discretionary Index ETF		0.78%
KraneShares MSCI All China Consumer Staples Index ETF		0.78%
KraneShares MSCI All China Health Care Index ETF	2/1/2018	0.78%
KraneShares Emerging Markets Healthcare Index ETF	8/30/2018	0.78%
KraneShares Electric Vehicles and Future Mobility Index ETF	1/19/2018	0.68%
KraneShares MSCI China A Inclusion Hedged Index ETF		0.78%
KraneShares Asia Robotics and Artificial Intelligence Index ETF		0.78%
KraneShares MSCI Emerging Markets ex China Index ETF		0.58%
Quadratic Interest Rate Volatility and Inflation Hedge ETF		0.99%
KraneShares Large Cap Quality Dividend ETF		[ ]
KraneShares Small Cap Quality Dividend ETF		[ ]

A-1